CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 4th day of January 2010 (“Effective Date”) by and between Sun Bancorp, Inc. (the “Company”) with its primary place of business headquartered in Vineland, New Jersey and Dan Chila (“Consultant”).

WHEREAS, the Consultantpresently serves the Company as its Executive Vice President and Chief Financial Officer (“Position”); and

WHEREAS, the Consultant has previously announced his resignation from such Position effective December 31, 2009 (“Employment Termination Date”); and

WHEREAS, the Company recognizes the specialized knowledge and expertise of the Consultant related to the business affairs and financial statements and records of the Company and wishes to engage the Consultant to assist the Company in the preparation and review of the Company’s financial statements for the fiscal year-ending December 31, 2009, the related Annual Report to Shareholders and the Annual Report on Form 10-K to be filed in March 2010 with the Securities and Exchange Commission and related matters (collectively, “Financial Reports”);

WHEREAS, theConsultant and the Company desire to enter into a consulting relationship upon the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to Company and to the Consultant from the consulting relationship to be established between the parties as set forth in the terms of this Agreement, the Company and the Consultant, intending to be legally bound, hereby agree, as follows:

1.	Consulting Relationship

Effective as of January 4, 2010 (“Commencement Date”), the Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as an independent contractor, and not as an employee, with such duties and responsibilities set forth at Section 2 herein during the Term (as defined in Section 5) of this Agreement.

2.	Consulting Service

Consultant agrees that during the Term of this Agreement:

A.

Consultant will devote his best efforts to such position as consultant and an independent contractor to the Company, and he will perform such duties and furnish advice and assistance to the Company from time to time as requested by the Company's President, Chief Financial Officer, Chief Accounting Officer or

Chief Operating Officer (collectively, “Senior Management”). The Consultant shall be available to assist the Company as requested by Senior Management, during the Term to offer consultation, advice, assistance or to perform other activities concerning the general business, accounting, financial reporting and records of the Company and the Bank to facilitate the timely completion of the Company’s and the Bank’s audited financial statements for fiscal year ending December 31, 2009, the preparation of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K, and the transition of a new chief financial officer. The Consultant shall be acting in the capacity as an independent contractor, and not as an officer or employee of the Company. The Consultant shall not be subject to the direct control or supervision of the Senior Management of the Company with respect to the time spent, research undertaken, or procedures followed in the performance of consulting services rendered hereunder.

B.	Consultant shall exercise a reasonable degree of skill, prudence and care in performing the services referred to in Section 2.A. above;

C.

Nothing contained in this Agreement shall limit or restrict the Consultant from serving as an employee, officer or director of other companies or entities, and the Consultant may provide consulting services for other companies or organizations; provided that such activities do not conflict with the services and activity that the Consultant is rendering to the Company or any of its subsidiaries or the services or activities of the Company and its subsidiaries; Notwithstanding the foregoing, nothing herein shall be deemed to waive or limit the restrictions or limitations on the future behavior or activities of the Consultant as set forth in the Separation Agreement and Release between the Company and the Consultant, dated August 17, 2009 (“Separation Agreement”).

D.

Consultant shall be available to render such consulting services to the Company under this Agreement during the Term of this Agreement. Consultant shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury;

E.	Consultant shall be available for service hereunder upon receipt of not less than five (5) business days' written notice from the Company; and

F.	Consultant shall not enter into agreements or make commitments on behalf of the Company without prior written consent or approval of the Company or its Senior Management.

3.	Compensation

A.	The Company agrees to pay Consultant for his services performed under this Agreement and for his commitments and agreements as contained herein, a monthly retainer of $30,000 for each of the months (January 2010, February 2010 and March 2010) during the Term of this Agreement. Such retainer will be paid directly to the Consultant on the first business day of each such month. The parties agree that Consultant shall not be entitled to participate in or receive benefits under any Company programs maintained for its employees with respect to services rendered under this Agreement; During the Term of the Agreement, Consultant acknowledges that he is not covered by any worker compensation policy or program maintained by the Company. Consultant acknowledges that all compensation paid in accordance with this Agreement will be reported to the Internal Revenue Service on IRS Form 1099, not on IRS Form W-2. Any compensation received under this Agreement shall not impact any compensation being received or that may be received in the future related to the Consultant’s prior service as an employee of the Company. Payment for services rendered by the Consultant shall be made by the Company within thirty days of the end of each month during the Term.

B.

The Company hereby agrees to reimburse the Consultant for all reasonable expenses incurred by the Consultant on behalf of and with the consent of the Company, provided that the Consultant shall furnish appropriate documentation of such expenses and receives prior approval of such expenses. The Company shall reimburse Consultant up to $2,500 for legal fees incurred by Consultant in connection with the negotiation and execution of the Agreement, upon presentation of proof of payment of such fees by Consultant.

4.	Other Conditions

Consultant shall have no supervisory authority over any employee or officer of Company, nor shall Company be required in any manner to implement any plans or suggestions Consultant may provide.

5.	Term and Termination

The term of this Agreement shall begin on January 4, 2010 and shall continue until March 31, 2010 (“Term”), unless otherwise terminated in accordance with the provisions set forth below.

A.

Termination for Cause. The Company may terminate this Agreement at any time for “Just Cause.”. Termination for “Just Cause” shall be defined as: (i) If the Consultant shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty; (ii) If the Consultant shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which, in the judgment of the Board, has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board; (iii) If the Consultant shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board; (iv) If the Consultant shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or (v) If any banking authority having supervisory jurisdiction over the Company, or its subsidiaries, initiates any proceedings against the Consultant.

B.

Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Company or the Consultant at any time prior to the expiration of its Term upon not less than thirty calendar days prior written notice to the other party.

C.

Disability or Death. In the event of the Disability or death of the Consultant, the Agreement shall terminate without further action by the Company; provided that the Company shall be obligated to pay the Consultant (or his estate) for any periods of work performed prior to Disability or death of the Consultant.

6.	Confidential Business

Consultant, during the Term of the Agreement, will not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by Consultant from the Company while serving as a consultant, except that Consultant may disclose such matters to the extent that disclosure is (a) requested by the Company or (b) required by a court or other governmental agency of competent jurisdiction.

7.	Independent Contractor

The parties hereto agree and acknowledge that the relationship between Company and Consultant shall be that of an independent contractor and not that of employer-employee, master-servant or principal-agent. Nothing in this Agreement, or its implementation, shall be construed to be to the contrary.

8.	Complete Agreement

This Agreement, and any attachments or exhibits appended hereto, shall represent the complete Agreement between Company and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Consultant and Company.

9.     Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three business days after it is properly sent by registered or certified mail, if to the Company to the President at the administrative offices of the Company, or if to Consultant to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by notice.

10.	Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. This Agreement shall be binding upon Consultant, his heirs and permitted assigns and the Company, its successors and permitted assigns.

11.	Severability

Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render non-enforceable any other section contained herein. If any section or provision in a section is found invalid or unenforceable, it is the intent of the parties that a court of competent jurisdiction shall reform the section or provisions to produce its nearest enforceable economic equivalent.

12.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New Jersey. Notwithstanding anything herein to the contrary, any payments made to Consultant pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

13.	Section 409A Compliance.

A.        Notwithstanding anything herein to the contrary, the Company shall make reasonable efforts to administer the Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, the Company shall not have any responsibility to the Consultant or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under the Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise.

B.        If any provision of the Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

C.        “Termination of Service” as a Consultant shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

D.	For purposes of this Agreement, “Disability” means the total and permanent disability of the Consultant within the meaning of the Social Security Act.

E.

As a result of the Consultant and the Company entering into this Agreement, the parties agree that the Separation Payment (and any other payments coincident with such Termination of Service) under paragraph three (3) of the Separation Agreement shall not be first payable until April 1, 2010, and will be paid to the Consultant as of the first regularly scheduled payroll date for Sun National Bank occurring on or immediately following April 1, 2010.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUN BANCORP, INC. (“COMPANY”)

By:	/s/ Thomas X. Geisel

/s/ Dan Chila
Dan Chila, Consultant